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                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (the "Agreement") is entered into effective this 4th day of January, 1999 by and between Infotainment Telepictures, Inc., a Nevada corporation ("Seller"), and Digital Convergence.com Inc., a Delaware corporation ("Buyer").

                                   WITNESSETH:

         WHEREAS, Seller owns all rights to produce that certain television show commonly known as "Net Talk Live!" (the "Business"); and

         WHEREAS, the parties hereto desire to enter into this Agreement for the purchase of the Business and all assets associated therewith; and

         NOW, THEREFORE, for and in consideration of the mutual understandings, promises and covenants contained herein (including the recitals set forth above), the parties hereto agree as follows:

I.       TERMS OF PURCHASE AND SALE; CLOSING.

         1.1      PURCHASE AND SALE OF CERTAIN ASSETS OF SELLER.

                  (i) Upon the basis of the representations and warranties and subject to the terms and conditions of this Agreement, Buyer agrees to purchase and acquire from Seller, and Seller agrees to sell, convey, transfer, assign, and deliver to Buyer, on or before the Closing Date (as defined in Section 1.6 hereof) the Assets, free and clear of any pledge, lien, claim or other encumbrance of any kind whatsoever, against receipt on the Closing Date and thereafter of the Purchase Price as specified in Section 1.3 hereof.

                  (ii) The term "Assets" shall mean:

                           (i) all of Seller's right, title and interest in and to the trade names, trade marks, designs and other Intellectual Property described on
                                    Schedule I hereto;

                           (ii) all of Seller's right, title and interest in and to the furniture, fixtures and equipment ("FF&E") listed on Schedule II hereto; and

                           (iii) all related goodwill with regard to any of the foregoing.

                  (iii) It is the intention of the Buyer and Seller to convey all assets relating to the Business whether or not specifically designated herein.

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         1.2 EXCLUDED ASSETS. Buyer shall not purchase from Seller, and Seller shall not sell to Buyer, any assets which are not described on Section 1.1 (the "Excluded Assets").

         1.3 PURCHASE PRICE. The aggregate purchase price (the "Purchase Price") for the Assets shall be Eight Million dollars ($8,000,000) and shall be paid on the Closing Date by Buyer's execution and delivery of Buyer's promissory note (the "Promissory Note") in the original principal amount of Eight Million dollars ($8,000,000), bearing interest at the rate of six percentage (6 %) per annum and being in the form attached hereto as EXHIBIT "A" .

         1.4 LIABILITIES ASSUMED. Buyer agrees to assume those liabilities set forth on Schedule III to this Agreement. Except for those liabilities expressly assumed, Buyer does not assume any obligation or liability of Seller.

         1.5      INSTRUMENTS OF TRANSFER AND CONVEYANCE.

                  (i) The sale, conveyance, transfer, assignment and delivery of the Assets, as herein provided, shall be effected by delivery by Seller on the Closing Date of hereto (i) an assignment of Intellectual Property in substantially the form attached hereto as EXHIBIT "B", (ii) a Bill of Sale in substantially the form attached hereto as EXHIBIT "C", and (iii) any such other bills of sale, endorsements, assignments, certificates, drafts, checks or other instruments of transfer and conveyance as Buyer shall reasonably deem necessary to vest in Buyer good and marketable title to the Assets. Such instruments of transfer and conveyance shall contain warranties as to marketable title and that such Assets are free and clear of all pledges, liens, options, security interests, mortgages, claims, charges or other encumbrances of any kind whatsoever.

                  (ii) Seller agrees that it will from time to time after the Closing Date, upon the request of Buyer, promptly do, execute, acknowledge and deliver, and will cause to be done, executed, acknowledged and delivered, all such further instruments, certificates, assignments, transfers, conveyances, powers of attorney, assurances and other documents, as may be reasonably necessary or advisable to assure or confirm Buyer's free and clear title to and interest in, or to enable Buyer to deal with and dispose of, any of the Assets.

         1.6 CLOSING. The closing hereunder (the "Closing") shall be held at the offices of Kane, Russell, Coleman & Logan, P.C., 3700 Thanksgiving Tower, 1601 Elm Street, Dallas, Texas 75202 as of the effective date of this Agreement, or at such other time and place as the parties may agree upon (the "Closing Date"). At the Closing: (a) Seller will execute and deliver to Buyer the instruments of transfer and conveyance as are required pursuant to Section 1.5 above; (b) Buyer will execute and deliver to Seller an Assumption of Liabilities relating to any liabilities set forth in Section 1.4 above; and (c) each party will execute and deliver to the others such other agreements, certificates, assignments, consents and other documents as are required or specified in this Agreement or as may reasonably be requested by the other party to evidence compliance with the terms hereof. Simultaneously with the deliveries contemplated herein, Seller will use its best efforts


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and take all such other action as may be reasonably necessary to put Buyer in possession and control of the Assets.

II.      REPRESENTATIONS AND WARRANTIES OF SELLER.

         Seller represents and warrants to Buyer as follows:

         2.1 CORPORATE STATUS. Seller is a corporation duly organized, validly existing and in good standing under the laws of Nevada and has all necessary corporate power and authority to carry on its business as now conducted and to own or lease and operate its properties, and to execute, deliver and perform its obligations hereunder.

         2.2 AUTHORITY FOR AGREEMENT. This Agreement constitutes the valid and legally binding obligation of Seller and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the board of directors and all shareholders (listed on Schedule IV) of Seller, will not conflict with or result in any violation of, or default under, any provisions of the charter or bylaws of Seller, will not conflict with or result in any violation of, or default with respect to, any mortgage, indenture, lease, agreement or other instrument affecting the Assets or to which Seller or its affiliates is a party, or by which Seller or its affiliates is bound, and will not require the consent or approval or notice to any person or any governmental agency.

         2.3 PROPERTIES. Seller has good, valid and marketable title to the Assets subject to no liens, encumbrances, security interests or mortgages whatsoever. The legal and beneficial interests in the Assets are owned exclusively by Seller.

         2.4 TAXES. Seller has paid all federal, state and local income, sales, use, value-added, payroll, franchise and withholding taxes due and owing as a result of the operation of the Business prior to the Closing.

         2.5 LITIGATION. There is no pending or threatened litigation or governmental or administrative proceeding to which Seller is a party or by which the Business or the Assets may be adversely affected.

         2.6 BROKERS, FINDERS, ETC. No broker, finder or other financial consultant has acted on behalf of Seller or its affiliates in connection with the transactions contemplated by this Agreement and all negotiations relative to this Agreement have been carried on directly without the intervention of any such third party.


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III.     REPRESENTATIONS AND WARRANTIES OF BUYER.

         3.1 CORPORATE STATUS. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Buyer has full power and authority to execute and deliver this Agreement on Buyer's behalf, and to perform its obligations hereunder.

         3.2 AUTHORITY FOR AGREEMENT. Buyer has all necessary power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Buyer. No notice, consent, approval, order or authorization of, or registration, declaration or filing with, any person or entities, or with any governmental authority is required in connection with the execution and delivery of this Agreement or the consummation by Buyer of the transactions contemplated hereby or thereby.

         3.3 BROKERS. FINDERS, ETC. No broker, finder or other financial consultant has acted on behalf of Buyer or its affiliates in connection with the transactions contemplated by this Agreement and all negotiations relative to this Agreement have been carried on directly without the intervention of any such third party.

IV.      INDEMNIFICATION.

         4.1 INDEMNIFICATION. Seller covenants and agrees to indemnify and hold Buyer harmless from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, attorneys' fees, any and all expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, in writing or any other claim, and any and all amounts paid in settlement of any claim asserted in writing or litigation (each a "Loss") asserted against, resulting to, imposed upon, or incurred or suffered by Buyer, directly or indirectly, as a result of or arising from the operation of Seller or Business prior to the Closing Date, other than as otherwise contemplated herein. To the extent Buyer suffers any Loss under this Section 4.1, or has identified a loss but has not quantified the dollar value thereof, Buyer may withhold and off-set any payments due to Seller under this Agreement or the Promissory Note to compensate (to the extent of any such payment due) Seller for any such Loss.

V.       MISCELLANEOUS PROVISIONS.

         5.1 ENTIRE AGREEMENT. This Agreement, together with all the schedules and exhibits hereto, constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein.


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         5.2 AMENDMENT. This Agreement may be amended by the parties hereto at any time, but only by an instrument in writing duly executed and delivered on behalf of each of the parties hereto.

         5.3 HEADINGS. The section headings are not to be considered part of this Agreement and are included solely for convenience and are not intended to be full or accurate descriptions of the contents thereof. References to Sections are to portions of this Agreement unless the context requires otherwise.

         5.4 EXHIBITS, ETC. Exhibits and schedules referred to in this Agreement are in integral part of and are incorporated in this Agreement by reference.

         5.5 ASSIGNMENT: SUCCESSORS AND ASSIGNS. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors and assigns.

         5.6 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or sent Federal Express or other reputable overnight courier, postage prepaid or by certified mail, return receipt requested:

         (i)      if to Seller:

                  Infotainment Telepictures, Inc.
                  4264 Kellway Circle
                  Addison, Texas 75244
                  Attn: President

         (ii)     if to the Buyer:

                  Digital Convengence.com Inc.
                  4264 Kellway Circle
                  Addison, Texas 75244
                  Attn: President

         5.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

         5.8 SEVERABILITY. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable, the remaining provisions shall remain in full force and effect.

         5.9 COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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         IN WITNESS WHEREOF, the parties hereby have duly executed this
Agreement as of the day and year first above written.

                                            SELLER

                                            INFOTAINMENT TELEPICTURES, INC.


                                            By:      /s/ J. Jovan Philyaw
                                                ------------------------------
                                            Its:     President - Secretary
                                                ------------------------------

                                            BUYER

                                            DIGITAL CONVERGENCE.COM INC.


                                            By:      /s/ J. Jovan Philyaw
                                                ------------------------------
                                            Its:     President - Secretary
                                                ------------------------------


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